Endorsement Date [March 1, 2022]

Metropolitan Life Insurance Company

[200 Park Avenue, New York, NY 10166]

[1-800-METLIFE]

DEATH BENEFIT ENDORSEMENT

As of the Endorsement Date, this Endorsement is a part of the policy.

1.	Definition

(i)	The “Tax Test” is the federal tax definition of life insurance in section 7702(b) of the Internal Revenue Code of 1986, as amended, or any provision that succeeds it.

(ii)

“Tax Value” is your policy’s cash value determined without regard to any surrender charge or policy loan in accordance with section 7702(f)(2)(A) of the Internal Revenue Code of 1986, as amended, or any provision that succeeds it.

2.	In no event will your policy’s death benefit be less than the greater of:

(i)	the death benefit, taking into account any minimum death benefit described in your policy; and

(ii)	(a) multiplied by (b), where:

a)	is the Tax Value immediately before the death of the insured; and

b)

is the applicable Supplemental Minimum Death Benefit Factor from the table included in this endorsement. The Supplemental Minimum Death Benefit Factors are computed based on the [2017 CSO Mortality Table] and the interest rate guaranteed in your policy, if any, but no less than [4%].

3.	We reserve the right to refuse any premium payment we receive which would cause the death benefit under any of the death benefit options to increase by more than it increases the Tax Value.

4.

Regardless of anything to the contrary in this policy, the policy’s death benefit will at all times be at least equal to the amount that is required to comply with the cash value accumulation test under the Tax Test. This compliance will take into account the Tax Value and the computing rules and other requirements of the Tax Test. This includes rules regarding interest and mortality. This endorsement shall be construed to conform to the requirements of the Tax Test.

Metropolitan Life Insurance Company

/s/ Timothy J. Ring

Secretary

Policy No.:  [1234567]

Insured:   [John Doe]

1-E160-22

Table of Supplemental Minimum Death Benefit Factors

Attained	Death Benefit		Death Benefit	Attained	Death Benefit	Attained	Death Benefit
Age	Factor	Age	Factor	Age	Factor	Age	Factor

[0	1153%	25	542%	50	244%	75	135%

1	1140%	26	526%	51	237%	76	133%

2	1107%	27	509%	52	230%	77	131%

3	1075%	28	493%	53	224%	78	129%

4	1044%	29	477%	54	218%	79	127%

5	1012%	30	462%	55	212%	80	125%

6	981%	31	447%	56	206%	81	124%

7	950%	32	432%	57	201%	82	122%

8	920%	33	418%	58	195%	83	121%

9	890%	34	404%	59	190%	84	119%

10	860%	35	391%	60	186%	85	118%

11	832%	36	379%	61	181%	86	117%

12	805%	37	366%	62	177%	87	116%

13	779%	38	355%	63	172%	88	115%

14	754%	39	343%	64	168%	89	114%

15	731%	40	332%	65	164%	90	113%

16	709%	41	322%	66	161%	91	112%

17	688%	42	312%	67	157%	92	111%

18	668%	43	302%	68	154%	93	110%

19	649%	44	293%	69	151%	94	109%

20	631%	45	284%	70	148%	95	107%

21	612%	46	275%	71	145%	96	106%

22	595%	47	267%	72	142%	97	105%

23	577%	48	259%	73	140%	98	103%

24	560%	49	251%	74	137%	99	102%

						100+	101%]

2